Exhibit 99.1

Hawthorn Bancshares Announces Management Succession Plan
Lee’s Summit, MO
November 20, 2009

The Board of Directors of Hawthorn Bancshares of Lee’s Summit, MO (NASDAQ: HWBK) announced today that David T. Turner (53) will assume the position of president and chief operations officer of Hawthorn Bank effective January 1, 2010. Turner, who has been with Hawthorn for 31 years and currently serves as Regional President of the Jefferson City area, will assume full operational responsibilities for the entire organization.

James E. Smith (65) will remain Chairman & Chief Executive Officer of Hawthorn Bank as well as continue as Chairman & Chief Executive Officer of Hawthorn Bancshares, Inc.

In commenting, Chairman & Chief Executive Officer Smith stated, “The issue of management succession is critical in any business and Hawthorn is fortunate to have a talented and well-prepared executive to succeed me as president, and assume the operational responsibilities for our organization. David has played a vital role in the success of our organization, and is clearly familiar with Hawthorn’s operations and its vision for the future. I am confident David will provide strong and effective leadership and I expect a smooth and seamless transition.”

Commenting on the announcement, Philip D. Freeman, Chairman of Hawthorn’s Nominating & Corporate Governance Committee stated, “The appointment of David Turner to the position of president and chief operations officer is the culmination of a management succession process initiated several years ago to ensure an orderly transition of management. On behalf of the Board of Directors and shareholders, I wish to extend our appreciation to Dave for his commitment to Hawthorn and welcome him to his new role.”

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com